EXHIBIT 11

                               CELSION CORPORATION
                        COMPUTATION OF EARNINGS PER SHARE

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                                     Three Months Ended December 31,

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                                       2003                2002

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Net loss attributable to common     $(2,953,834)        $(1,988,134)
stockholders

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Net (loss) income per common          $(0.02)              $(0.02)
share*

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Weighted average shares             144,152,732          95,128,667
outstanding
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* Common stock equivalents have been excluded from the calculation of net loss per share as their inclusion would be anti-dilutive.